Exhibit 99.1

Unity Bancorp, Inc.
64 Old Highway 22
Clinton, NJ 08809
800 618-BANK
www.unitybank.com

NewsNewsNewsNewsNews

For Immediate Release:

April 24, 2006

News Media & Financial Analyst Contact:

Alan Bedner, EVP

Chief Financial Officer

(908) 713-4308

Unity Bancorp Announces Expansion into Lehigh Valley, Pennsylvania

Clinton, NJ - Unity Bancorp, Inc (NASDAQ: UNTY), parent company of Unity Bank announced that the Bank is expanding its retail branch network into the Lehigh Valley in Pennsylvania. The branch is a leased facility, located in Forks Township, Pennsylvania and is expected to open in the fourth quarter of 2006, pending regulatory approval.

“This property represents the continuation of Unity’s branch expansion strategy,” said James A. Hughes, Unity’s President and Chief Executive Officer. “We now have three branches in process; Washington and Middlesex in New Jersey and are successfully moving forward with our targeted branch expansion plans along the I-78 corridor into the Lehigh Valley in Pennsylvania,” said Mr. Hughes.

Unity Bancorp, Inc. is a financial service organization headquartered in Clinton, New Jersey, with $628 million in assets and $534 million in deposits. Unity Bank provides financial services to retail, corporate & small business customers through its 14 retail service centers located in Hunterdon, Middlesex, Somerset, Warren and Union counties in New Jersey. For additional information about Unity visit our website at www.unitybank.com or call 800 618-BANK.

This news release contains certain forward-looking statements, either expressed or implied, which are provided to assist the reader in understanding anticipated future financial performance. These statements involve certain risks, uncertainties, estimates and assumptions made by management, which are subject to factors beyond the company’s control and could impede its ability to achieve these goals. These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, and results of regulatory exams, among other factors.